Exhibit 10.1
SIDE LETTER TO FACILITY AGREEMENT
27 February 2010
Aircraft Facility Agreement dated 18 May 2004 between International Lease Finance Corporation, as guarantor and subordinated lender (“ILFC”), Whitney Leasing Limited, as borrower (the “Borrower”), Aircraft SPC-12, Inc., (the “Borrower Parent”), Bank of Scotland plc, as original lender, facility agent, security trustee and British lead manager, Bank of Scotland plc, Paris Branch, as French lead manager and Bank of Scotland plc, Frankfurt Branch, as German lead manager providing for the financing of certain Airbus Aircraft (as amended, extended, supplemented and acceded to from time to time the “Facility Agreement”).
1.	Reference is made to the Facility Agreement. Terms defined in the Facility Agreement (whether expressly therein or by reference to another document) shall, unless otherwise defined herein or the context otherwise requires, have the same meanings when used in this Letter Agreement.
2.	For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, ILFC and the Borrower have agreed to enter into this Letter Agreement.
3.	ILFC hereby undertakes and covenants that from the date of this Letter Agreement and until 31 December 2012 (the “Effective Period”), it shall not (and ILFC shall procure that none of its Subsidiaries shall) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, transfer or otherwise dispose of property or assets to third parties which together have a total net book value (such net book value being the total of the amounts reported as “Proceeds from disposal of flight equipment — net of loss or gain” on the statement of cash flow in ILFC’s consolidated financial statements from time to time) which is greater than the Agreed Disposition Amount (as defined in the next sentence) determined for the calendar quarter for which the most recent of any such sales or transfers is reported (as “Proceeds from disposal of flight equipment — net of loss or gain”) in ILFC’s financial statements as described above. As used in this paragraph 3, the “Agreed Disposition Amount” will be (i) from the date of this letter until March 31, 2010, ten billion seven hundred and fifty million Dollars (US$10,750,000,000) (the “Initial Agreed Disposition Value”), and (ii) from April 1, 2010 through the end of the Effective Period, an amount determined each calendar quarter by reducing the Initial Agreed Disposition Amount by ninety-one million three hundred seventy-five thousand Dollars (US$91,375,000) for each completed calendar quarter after December 31, 2009. ILFC and the Borrower agree and acknowledge that any breach of the covenant contained in this paragraph 3 shall constitute an immediate Termination Event under the Facility Agreement in relation to the New Loans only and for so long as such Termination Event is continuing the provisions of clause 10.2 (Rights following a Termination

Event) of the Facility Agreement shall be applicable in relation to the New Loans only. For the purposes of this Letter Agreement, the term “New Loans” means each new Loan which is from time to time made pursuant to the Facility Agreement following the date of this Agreement.
4.	If a Termination Event occurs under the Facility Agreement solely as a result of ILFC and the Borrower breaching their respective obligations pursuant to paragraph 3 above, and such Termination Event results in the New Loans (but not any other Loan which has been made pursuant to the Facility Agreement) being accelerated, that acceleration of the New Loans shall not give rise to a Termination Event (as such term is defined in the 1999 Facility Agreement) under the 1999 Facility Agreement provided ILFC or the Borrower pays the amounts which are then required to be paid under the Facility Agreement. For the avoidance of doubt, the acceleration of any other indebtedness owed under the Facility Agreement (including, without limitation, the acceleration of any other indebtedness under the Facility Agreement following a failure by ILFC or the Borrower to repay the New Loans in full following their acceleration pursuant to paragraph 3) shall constitute a Termination Event under the 1999 Facility Agreement.
5.	For the avoidance of doubt, intercompany sales, transfers and other dispositions of property or assets involving only ILFC and/or any Subsidiaries of ILFC shall be permitted and are not limited by the provisions of paragraph 3.
6.	ILFC will promptly notify the Agent of the occurrence of any transaction referred to in paragraph 3 above.
7.	ILFC hereby undertakes and covenants that it shall not use any of the proceeds of any sale, transfer or other disposal of property or assets effected after the date hereof to pay dividends or other distributions of a similar nature to AIG or any other person provided that for the avoidance of doubt, this paragraph 6 shall not prevent ILFC and its Subsidiaries from using such proceeds for the payment of debt or the payment of customary intercompany settlements, contracts and allocations in circumstances where the relevant proceeds are to remain with ILFC or a Subsidiary of ILFC or are to be paid to AIG or a Subsidiary of AIG (including AIG Funding, Inc.).
8.	The provisions of this Letter Agreement shall be without prejudice to the rights of the Security Trustee pursuant to the Facility Agreement (including, without limitation, the rights of the Security Trustee pursuant to Clause 10.1.9 (Change or Cessation of Business) of the Facility Agreement).
9.	This Letter Agreement constitutes the legal, valid and binding obligations of the parties hereto enforceable in accordance with its terms.
10.	The provisions of clauses 20 (Rights Cumulative, Waivers, Severability), 22 (Notices), 23.2 to 23.6 (inclusive), 24.2 to 24.4 (inclusive), 25 (Confidentiality),

26 (Counterparts and Delivery by Facsimile) and 27 (Third Parties Rights) of the Facility Agreement shall be incorporated into this Letter Agreement as if set out in full herein and as if references therein to “this Agreement” were references to “this Letter Agreement”.

11.	This Letter Agreement and all non contractual matters related thereto shall be governed by and construed in accordance with the laws of England.

12.	This Letter Agreement shall terminate on 31 December 2012.

EXECUTION PAGE — SIDE LETTER TO FACILITY AGREEMENT

INTERNATIONAL LEASE FINANCE CORPORATION	BANK OF SCOTLAND PLC

By:	/s/ Julie I. Sackman	By:

	Name: Julie I. Sackman,		Name:
Executive Vice President and General Counsel

WHITNEY LEASING LIMITED	BANK OF SCOTLAND PLC, PARIS BRANCH

By:	/s/ Brian M. Monkarsh	By:

	Name: Brian M. Monkarsh,		Name:
Director

AIRCRAFT SPC-12, INC.	BANK OF SCOTLAND PLC, FRANKFURT BRANCH

By:	/s/ Julie I. Sackman	By:

	Name: Julie I. Sackman,		Name:
Secretary

EXECUTION PAGE — SIDE LETTER TO FACILITY AGREEMENT

INTERNATIONAL LEASE FINANCE CORPORATION	BANK OF SCOTLAND PLC

By:		By:	/s/ Mike Gear

	Name:		Name: Mike Gear

WHITNEY LEASING LIMITED	BANK OF SCOTLAND PLC, PARIS BRANCH

By:		By:	/s/ Mike Gear

	Name:		Name: Mike Gear

AIRCRAFT SPC-12, INC.	BANK OF SCOTLAND PLC, FRANKFURT BRANCH

By:		By:	/s/ Mike Gear

	Name:		Name: Mike Gear